Exhibit 23.1

KPMG LLP

Suite 1000

1000 Walnut Street

Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NPC International, Inc. and Subsidiaries:

We consent to the use of our report dated March 24, 2006 with respect to the consolidated balance sheets of NPC International Inc. and Subsidiaries as of December 27, 2005 and December 28, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the fifty-two week periods ended December 27, 2005, December 28, 2004, and December 30, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, MO

October 31, 2006